Exhibit 99.1

Sara Lee Corporation Three First National Plaza Chicago, IL 60602-4260	News

FOR IMMEDIATE RELEASE

Contact	Media: Julie Ketay, +1.312.558.8727
Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE REPORTS EARNINGS FOR THIRD QUARTER OF FISCAL 2006

Diluted earnings per share for the third quarter were $.06, negatively impacted by $.16 per share in net charges

Net sales increased at North American retail meats, retail bakery and foodservice

Good progress on portfolio transformation; company in exclusive negotiations with Smithfield Foods, Inc. regarding the sale of the European Meats business; agreement with PD Enterprise on sale of U.K.-based private label apparel business

CHICAGO (May 9, 2006) – Sara Lee Corporation (NYSE: SLE) today announced that net sales for the third quarter of fiscal 2006, ending April 1, 2006, were $3.79 billion, compared to $3.84 billion in the prior year’s third quarter, a decrease of 1%. Net sales were negatively impacted by changes in foreign currency exchange rates and the effect of dispositions net of acquisitions. Partially offsetting these factors were net sales increases at North American retail meats, retail bakery and foodservice.

Diluted earnings per share (EPS) were $.06 for the third quarter of fiscal 2006, compared to $.24 for the year-ago period. The current year third quarter results were reduced by $.16 per share in net charges resulting from the recognition of goodwill impairments, severance and other business transformation costs, offset in part by gains on the sale of the corporation’s European branded apparel and rice businesses.

Diluted EPS from continuing operations, as shown on the attached consolidated statements of income, declined from $.19 to $.18, or 5.3%, in the third quarter. The change in EPS includes a decline of $.05 per share, or 27.5%, related to net charges resulting from exit and business disposition activities and actions taken to implement the company’s transformation plan.

Sara Lee Reports Earnings for

Third Quarter of Fiscal 2006 – Page 2

The remaining increase in EPS from continuing operations of $.04 per share, or 22.2%, is due in part to improved results at North American retail meats, retail bakery and Branded Apparel, Americas/Asia, as well as a lower effective tax rate.

Impact of Significant Items on Diluted Earnings per Share	Third Quarter		Nine Months
	2006	2005	2006	2005
Diluted earnings per share – continuing operations, as reported	$.18	$.19	$.68	$.96

Diluted earnings per share, as reported	$.06	$.24	$.71	$1.09

Increase/(decrease) in EPS from:
Exit activities	(.03)	(.01)	(.10)	(.01)
Income from business disposition activities	.04	.02	.06	.04
Transformation costs	(.04)	—	(.09)	—
Accelerated depreciation	(.01)	—	(.02)	(.03)
Change in vacation policy	—	—	.01	—
Curtailment gain	—	—	—	.02
Dutch tax rate change	—	—	—	.03

Significant items related to continuing operations	(.04)	.01	(.15)	.05

Impairment charges	(.21)	—	(.43)	—
Exit activities – discontinued operations	—	—	(.01)	—
Tax benefit from divestiture transactions	.01	—	.06	—
Gain on sale of discontinued businesses	.09	—	.37	—

Total impact of significant items*	$(.16)	$.01	$(.16)	$.05

*	Amounts are rounded and may not add to the total.

“Operating results were mixed this quarter with strong improvement in the base business of the North American meats and bakery segments, modest improvement at international beverage and another strong profit performance at Branded Apparel, offset by weakness at our household and body care, international bakery and foodservice businesses,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation. “While we are achieving the kind of underlying improvement we expect in a number of our segments, we have yet to reach our anticipated performance levels in our other segments, but we have plans in place to ensure we deliver improved results.

“Across the company, we are encouraged by our continued progress toward our transformation goals and in our ongoing businesses. We are making great strides with our centralized procurement, IT and process improvement initiatives. At the same time, we continue to focus our portfolio, announcing sale agreements, completing dispositions and progressing toward the spin-off of Branded Apparel, Americas/Asia. We also are pleased to be moving forward with the sale process of our European Meats business by entering into exclusive negotiations with Smithfield Foods,” concluded Barnes.

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Third Quarter of Fiscal 2006 – Page 3

Total media advertising and promotion (MAP) spending for continuing operations decreased 8% in the third quarter, primarily because of lower spending behind international beverage and U.S. apparel brands. However, the company also continues to invest in other marketing activities—such as strategic pricing actions, couponing, in-store promotions and co-op marketing which are reported as a reduction in sales as opposed to being captured in MAP.

The consolidated unit volumes for the corporation were flat in the third quarter of fiscal 2006, as unit volume growth in North American retail meats (+6%) and global household and body care (+1%) and flat volumes in North American retail bakery and international beverage, were offset by volume declines at Sara Lee Foodservice (-3%), international bakery (-4%) and Branded Apparel, Americas/Asia (-1%).

Transformation Plan Update – Third Quarter Fiscal 2006

In February 2005, Sara Lee embarked on a bold, multi-year, strategic plan to transform the company and tighten its focus on the food, beverage, and household and body care categories. The transformation plan, which is built upon three pillars – organizing the business around consumers, customers and geographic markets; achieving operational efficiency to fund growth; and focusing the portfolio – is designed to dramatically improve Sara Lee’s performance and better position the company for long-term growth.

After just 15 months, the company has nearly completed two of the three pillars as Sara Lee has restrucured its organization and has sold or is in the process of divesting its non-core businesses. Moving forward, the primary focus will be on the second pillar of the transformation: achieving operational efficiencies to fund growth. Across the entire business, significant progress has been made in the areas of centralized procurement, information systems and process improvement. The new procurement group is delivering value to the corporation through commodity buying strategies, risk management and cost savings initiatives and by entering into long-term relationships with key strategic suppliers. Information systems has completed the planning phase for the SAP implementation, currently is working on the system specifications and will begin programming and building the system in July.

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The Process Improvement to Excellence (PIE) teams are focusing on new processes in four key areas: innovation, pricing/trade spending, sales and operations planning, and business planning. Finally hundreds of employees across the entire company, have participated in LEAN Enterprise training during the last few months.

Year-to-Date Financial Highlights

For the first nine months of fiscal 2006, ending April 1, 2006, Sara Lee reported net sales of $11.84 billion, compared to $12.00 billion over the same period a year ago, or down 1%. Diluted EPS for the first nine months of fiscal 2006 were $.71, compared to $1.09 for the year-ago period. Diluted EPS from continuing operations for the first nine months of fiscal 2006 were $.68, compared to $.96 in the year-ago period. Net cash flow from operating activities was approximately $820 million for the first nine months of fiscal 2006, compared to approximately $1.05 billion in the comparable period last year. The decrease was primarily due to lower earnings from continuing operations, which includes the impact of significantly higher transformation costs. Total MAP spending decreased 5% compared to the first nine months of fiscal 2005 and corporate unit volumes decreased 2% in the nine-month period year-over-year.

Subsequent Events

Following the end of the third quarter, Sara Lee announced that it had signed a Funding and Guarantee Agreement with the Sara Lee U.K. Pension Plan Trustees with respect to the Pretty Polly and Courtaulds sections of the plan. As a part of the arrangement, Sara Lee Corporation or its subsidiaries will increase annual deficit correction payments to £32 million to the Pretty Polly and Courtaulds sections of the U.K. plan through 2015 to fund such sections of the plan up to the U.K. required Pension Protection Fund (PPF) funding levels. These payments will not significantly impact Sara Lee’s future cash flow or have a material impact on earnings. If required, Sara Lee will make lump sum payments in 2016 and thereafter to ensure that the Courtaulds and Pretty Polly sections have achieved their PPF funding levels at that time.

Last week, Sara Lee announced that it had entered into an exclusive negotiation period regarding the sale of its European meats business with Smithfield Foods, Inc., the world’s largest pork processor and hog producer. And earlier today, the company announced that it had entered into an agreement for the sale of its U.K.-based Courtaulds apparel business to a group led by PD Enterprise Ltd., a global garment producer.

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Third Quarter of Fiscal 2006 – Page 5

Business Performance Review

In the third quarter of fiscal 2006, European meats and the U.S. meat snacks businesses have been reported as discontinued operations. Prior year amounts have been restated to conform with the current year’s earnings presentation.

Sara Lee Food & Beverage

The Sara Lee Food & Beverage business is the company’s North American retail group, comprised of the retail meats and retail bakery segments.

North American Retail Meats

Net sales in the North American retail meats segment were up 6% to $607 million in the third quarter, driven by unit volume growth, successful new products and merchandising initiatives. Operating segment income for the third quarter was $46 million, a decrease of $22 million, or 32%, which included a $41 million net decrease related to transformation charges, exit activities and other significant items as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income improvement of $19 million, or 50%, was primarily driven by higher unit volumes and lower commodity costs, partially offset by significantly higher energy and packaging costs.

North American retail meats unit volumes increased 6% over the prior year. Double-digit volume growth in Jimmy Dean Breakfast Sandwiches, as well as continued volume increases for Jimmy Dean Skillets, Hillshire Farm smoked sausage and Ball Park hot dogs, drove the overall unit volume and sales increases. Hillshire Farm smoked sausage gained one share point over the prior year to finish the third quarter with a 27.1% dollar share, according to Information Resources, Inc. (IRI) data (12 weeks ending April 2, 2006), Ball Park hot dogs gained 0.9 share points to finish the quarter with a 17.7% share of category sales and Jimmy Dean gained 7.4 share points in the total protein breakfast category, finishing the quarter with a commanding 41.5% dollar share and driving total category growth.

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Third Quarter of Fiscal 2006 – Page 6

For the nine months ending April 1, 2006, North American retail meats reported net sales of $1.89 billion, up 4% from $1.82 billion in the year-ago period. Operating segment income for the first nine months of fiscal 2006 was $113 million, compared to $141 million in the corresponding period of fiscal 2005, with the decrease primarily resulting from $37 million in restructuring charges, transformation costs and accelerated depreciation in the current year, and $34 million in non-recurring gains on business dispositions reported in the first nine months of fiscal 2005.

North American Retail Bakery (including Senseo coffee)

North American retail bakery posted a 5% increase in net sales to $449 million, driven by higher U.S. branded fresh bakery volume, the addition of the recently acquired Butter-Krust baking business and increased Senseo volume. Unit volumes, excluding acquisitions, were flat for the third quarter, with increases in branded fresh bakery products offset by the exit of certain regional bread business in the year-ago period and lower volumes in non-branded and frozen bakery, the latter primarily due to a shift in timing of Easter sales versus the same period a year ago. Fresh bakery volume growth was driven by the continued strength of new products, including Sara Lee Soft & Smooth whole-grain white bread and the launch of Sara Lee Breakfast Breads and Sara Lee English Muffins.

North American retail bakery reported an operating segment loss of $3 million in the third quarter, an improvement compared to a loss of $16 million in the year-ago period. The improvement of $13 million includes a net decrease of $4 million in charges for transformation costs, exit activities and other significant items as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income increase of $17 million was primarily due to increased sales and improved operating efficiencies resulting from prior restructuring activities, which more than offset higher energy costs.

At the end of the third quarter, the Sara Lee fresh bread brand had gained more than two share points versus the comparable period a year ago, resulting in a 6.9% dollar share, according to IRI share data. Sara Lee Soft & Smooth whole-grain white bread remains the top-selling fresh bread stock keeping unit (SKU) in the nation, helping Sara Lee strengthen its position as the leading fresh bread brand in America. To further capitalize on the successful whole-grain white platform, at the beginning of the fourth quarter, whole-grain white hot dog and hamburger buns were launched under the Sara Lee brand.

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Third Quarter of Fiscal 2006 – Page 7

For the nine months ending April 1, 2006, North American retail bakery reported net sales of $1.37 billion, up from $1.35 billion in the year-ago period. An operating segment loss of $23 million was reported for the first nine months of fiscal 2006, compared to a loss of $18 million in the corresponding period of fiscal 2005. The decline was primarily due to $21 million of restructuring and transformation charges taken in the current fiscal year and a $13 million non-recurring curtailment gain recorded in fiscal 2005.

For the third quarter, net sales for the Sara Lee Food & Beverage business, on an aggregate basis, increased 5% to $1.06 billion. Quarterly operating segment income decreased to $43 million from $52 million in the prior year’s quarter. For the first nine months of fiscal 2006, Sara Lee Food & Beverage reported a net sales increase of 3% to $3.27 billion and operating segment income of $90 million compared to $123 million in the year-ago period.

Sara Lee Foodservice

The Sara Lee Foodservice business is a leading supplier of coffee, meats and bakery solutions to a broad base of foodservice operators across North America.

For the third quarter of fiscal 2006, Sara Lee Foodservice reported net sales of $522 million, an increase of 1% compared to the year-ago period. Higher prices and a more favorable sales mix, partially offset by lower unit volumes, drove the increase. Consolidated unit volumes decreased versus the year-ago period due to declines in beverage and bakery, partially offset by gains in meats. Beverage declines reflect softness in the traditional roast and ground coffee business, partially offset by double-digit growth in Cafitesse, Sara Lee’s liquid coffee concentrate system. Bakery declines reflect the timing of Easter frozen bakery shipments, as the holiday fell in the fourth quarter this year, and increased competition. Growth in the meats business came from strong corn dog and cooked breakfast sausage sales.

Operating segment income for the third quarter of fiscal 2006 was $28 million, compared to $43 million for the corresponding period in fiscal 2005, or a decline of 33%. Operating segment income was negatively affected by transformation and exit activity costs, lower volumes and higher commodity and energy costs, partially offset by increased prices, procurement savings and process improvements.

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Third Quarter of Fiscal 2006 – Page 8

Throughout the third quarter, Sara Lee Foodservice continued the advancement of key transformation initiatives. As part of its strategy to focus on core strategic brands, Sara Lee Foodservice divested its small U.S. meat snacks business. In addition, the foodservice segment continued to make progress on cross-selling its meats, bakery and coffee products to existing customers that previously only purchased products from one or two of the three categories.

Year-to-date, Sara Lee Foodservice reported net sales of $1.65 billion, an increase of 2% from $1.62 billion in the first nine months of fiscal 2005. Operating segment income for the first three quarters of fiscal 2006 was $100 million, compared to $147 million for the same period in fiscal 2005, the decrease was primarily due to higher commodity and energy costs, a benefit plan curtailment gain in the prior year, and transformation and exit activity costs.

Sara Lee International

The Sara Lee International business is comprised of the international beverage, international bakery, and global household and body care segments.

International Beverage

International beverage unit volumes were flat in the third quarter of fiscal 2006, as volume increases in countries such as Brazil, France, Denmark and Hungary were offset by volume weakness in other markets, including the Netherlands, Spain and Poland. Unit volumes for Cafitesse foodservice liquid coffee concentrate grew by double-digits during the third quarter, driving an increase in international foodservice coffee volume of 2%. Net sales in the international beverage segment decreased 2% to $569 million in the third quarter due to unfavorable foreign currency exchange rates, which offset higher pricing. Operating segment income was $127 million, compared to $108 million in the year-ago period, or up 17%, resulting from a gain from the disposition of the European rice business, partially offset by transformation charges and changes in foreign currency exchange rates, as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income increase of $5 million, or 6%, was due to lower MAP spending and cost reductions. During the third quarter, the segment launched Senseo cappuccino pods in Germany and Pickwick tea pods in the Netherlands.

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Third Quarter of Fiscal 2006 – Page 9

For the first nine months of fiscal 2006, international beverage sales were $1.71 billion, basically flat compared to sales of $1.70 billion in the year-ago period. Operating segment income for the first nine months of fiscal 2006 was $253 million, compared to $318 million in the corresponding period of fiscal 2005. The 21% decrease was primarily due to lower volumes, lower margins, transformation costs and unfavorable foreign currency exchange rates.

International Bakery

Unit volumes in the international bakery segment decreased 4% in the third quarter as unit volume growth in the European refrigerated dough business was more than offset by lower unit volumes for the fresh bakery business in Spain and frozen bakery in Australia. Net sales for the international bakery segment decreased 11% to $175 million in the third quarter due to unfavorable foreign currency exchange rates and lower private-label bread sales in Spain. Operating segment income was $13 million in the third quarter of fiscal 2006, compared to $19 million in the year-ago period. The decrease of 31% was mainly due to lower volumes and lower margins.

For the nine months ending April 1, 2006, international bakery reported net sales of $557 million, down 5% from $584 million in the year-ago period. Operating segment income for the first nine months of fiscal 2006 was $46 million, compared to $59 million in the comparable period last year, with the 23% decline resulting primarily from restructuring charges, higher MAP spending, unfavorable foreign currency exchange rates and higher distribution costs.

Household and Body Care

Unit volumes in the household and body care segment’s four core categories increased 1% in the third quarter on the strength of body care and insecticide volumes, which more than offset volume weakness in air care and shoe care. In the body care category, the Sanex brand continued to perform well, primarily driven by successful new deodorant products such as Sanex Excel, a concentrated deodorant spray, and Sanex Invisible, a non-staining deodorant. Strong unit volumes in India and Malaysia drove growth in the insecticides category. Air care unit volumes and sales continued to perform below last year’s levels in the third quarter, particularly in Europe where the Ambi Pur brand is facing tough price competition, but the top-line trend is starting to improve. Ambi Pur 3Volution, an innovative air freshener that rotates through three different fragrances every 45 minutes, was launched in the United Kingdom at the end of the third quarter.

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Third Quarter of Fiscal 2006 – Page 10

Shoe care unit volumes declined due to inventory reductions in the mass retail channel in the United States and weak volumes in Africa. Shoe care sales were down due to unfavorable changes in foreign currency exchange rates and lower unit volumes, partially offset by a favorable sales mix.

The higher overall unit volume was not enough to offset lower selling prices, the effect of unfavorable foreign currency exchange rates and the divestiture of non-core brands, resulting in lower net sales for household and body care in the third quarter, down 8% to $443 million. Operating segment income declined $48 million, or 55%, in the third quarter of fiscal 2006, of which $19 million of the decrease related to transformation charges, exit activities, unfavorable foreign currency exchange rates and other significant items as described in the attached Operating Results by Business Segment schedule. The remaining operating segment income decrease of $29 million, or 35%, was primarily due to lower margins and higher MAP spending.

For the first nine months of fiscal 2006, household and body care sales were $1.34 billion, down 7% from $1.44 billion in the year-ago period. Operating segment income for the first nine months of fiscal 2006 was $155 million, compared to $238 million in the corresponding period of fiscal 2005, or a decrease of 35%, resulting primarily from lower unit volumes and margins, transformation costs and unfavorable foreign currency exchange rates.

On a combined basis, net sales for the Sara Lee International business were down 6% to $1.19 billion in the third quarter of fiscal 2006, while profits were down 16% to $180 million. Year-to-date, Sara Lee International net sales were $3.60 billion, down 3%, and profits were down 26% to $454 million.

Branded Apparel

Branded Apparel markets a portfolio of apparel brands in the outerwear (e.g., T-shirts, casualwear and activewear), innerwear (e.g., underwear, socks and intimate apparel) and hosiery categories sold primarily in the Americas/Asia. The Branded Apparel business is currently preparing to be spun off from Sara Lee in the June – September, 2006 timeframe, under the new corporate name Hanesbrands Inc.

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Third Quarter of Fiscal 2006 – Page 11

For the third quarter of fiscal 2006, Branded Apparel reported net sales of $1.04 billion, down 3% compared to the same period last year. The decline can be attributed to some inventory reductions in the mass retail channel, planned discontinuations of selected low-margin fleece and sleepwear programs and continued weakness in the hosiery category, which was partially offset by double-digit sales growth for the Champion brand.

Operating segment income increased 28% in the quarter to $110 million, compared to $86 million for the third quarter of fiscal 2005. Growth in the third quarter was driven by improved inventory management, favorable cotton costs and lower SG&A expenses, which more than offset the effects of lower unit volumes and selected pricing actions in several categories.

During the quarter, Champion generated double-digit volume growth driven by the solid performance of C9 by Champion. New TV advertising spots for the Hanes brand, featuring Michael Jordan, Kevin Bacon and Christina Applegate, began to air during the quarter and initial consumer reception has been positive. Knitting and cutting of T-shirt fabric began in a new production facility located in the Dominican Republic and output is running ahead of schedule.

Year-to-date, Branded Apparel reported net sales of $3.35 billion, a decrease of 5% compared to $3.53 billion in the first nine months of fiscal 2005, primarily due to planned exits of certain low-margin fleece and sleepwear programs and continued weakness in the hosiery category. Operating segment income for the first three quarters of fiscal 2006 was $403 million, an increase of 5% compared to $386 million for the same period in fiscal 2005.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $57 million for the third quarter of fiscal 2006, an increase of $7 million compared to the year-ago period, resulting from higher net average interest rates. General corporate expenses were $89 million in the third quarter, compared to $81 million in the comparable period of the prior year, primarily due to transformation costs. The effective tax rate for continuing operations was 30.6% for the third quarter of fiscal 2006, compared to 39.1% in last year’s third quarter. During the third quarter of fiscal 2006, although the company did not expend any cash for the repurchase of its common stock, it did receive approximately 1 million shares of its common stock as a final purchase price settlement under the previously announced accelerated share repurchase program, which concluded in the third quarter. Approximately 87 million shares remain authorized by the board of directors for repurchase.

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Third Quarter of Fiscal 2006 – Page 12

Outlook

Sara Lee’s management currently expects diluted EPS for the fourth quarter of fiscal 2006 to be within a range of $.27 to $.32, compared to a loss of $.19 per share in the year-ago period. The fourth quarter guidance does not include any results for discontinued operations, gains or losses on dispositions or any charges associated with the transformation that may be recognized during the quarter.

Consequently, full-year fiscal 2006 diluted EPS for the corporation are expected to be in a range of $.98 to $1.03, compared to $.90 in fiscal 2005, which was negatively impacted by $.55 per share in net charges related to significant items. The current full-year guidance includes only those significant items reported in the first three quarters of fiscal 2006 (including impairment charges, exit activities, transformation costs and gains on business dispositions), and those significant items had $.16 cents per share negative impact on EPS. Full-year fiscal 2006 EPS guidance does not include any results for discontinued operations, transformation related charges, gains or losses from business dispositions, or further impairment charges that may occur in the fourth quarter of fiscal 2006.

The company expects to complete its $1 billion share repurchase plan early in fiscal 2007. The repurchase will likely occur after the spin-off of Branded Apparel, Americas/Asia, and will provide better economic value for the company post-spin. There are no benefits from the additional share repurchase in the EPS guidance for fiscal 2006. The company expects to repurchase another $1 billion of stock in the early years of the transformation.

Webcast

Sara Lee Corporation’s review of third quarter results for fiscal 2006 will be broadcast live via the Internet today at 9 a.m. CDT. During the webcast, the company will discuss third quarter results and provide an outlook for the fourth quarter and full fiscal year.

The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Thursday, Nov. 9, 2006.

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Third Quarter of Fiscal 2006 – Page 13

Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Outlook,” and the timing and expected net proceeds from planned business divestitures. In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•	Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•	Sara Lee’s transformation plan, such as (vii) Sara Lee’s ability to complete planned business dispositions, and the timing and terms of such transactions; (viii) Sara Lee’s ability to obtain a favorable tax ruling, and any other required regulatory approvals, on the proposed spin-off of its Branded Apparel, Americas/Asia business; (ix) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure, including Sara Lee’s ability to transition customers to different bakery brands, transition to common information systems and processes and manage plant capacity and workforce reductions; (x) Sara Lee’s ability to generate the anticipated efficiencies and savings from the transformation plan; and (xi) the impact of the transformation plan on Sara Lee’s relationships with its employees, its major customers and vendors and Sara Lee’s cost of funds;

•	Sara Lee’s international operations, such as (xii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro, given Sara Lee’s significant concentration of business in Western Europe; and (xiii) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; and

•	Previous business decisions, such as (xiv) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (xv) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds; (xvi) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xvii) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results also may be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2005, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Third Quarter of Fiscal 2006 – Page 14

Company Profile

Sara Lee Corporation (www.saralee.com) is a Chicago-based global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(In millions, except per share amounts)	Third Quarter Ended			Nine Months Ended
	April 1, 2006	April 2, 2005	Percent Change	April 1, 2006	April 2, 2005	Percent Change
Continuing operations
Net sales	$3,789	$3,844	(1.4)%	$11,844	$12,003	(1.3)%

Cost of sales	2,383	2,416		7,461	7,513
Selling, general and administrative expenses	1,163	1,146		3,583	3,522
Charges for (income from) exit activities and business dispositions	(11)	(16)		43	(32)
Contingent sale proceeds	—	—		(114)	(117)
Interest expense	76	76		226	213
Interest income	(19)	(26)		(58)	(75)

	3,592	3,596		11,141	11,024

Income from continuing operations before income taxes	197	248	(20.1)	703	979	(28.2)
Income taxes	60	97		182	213

Income from continuing operations	137	151	(9.0)	521	766	(32.0)

Income (loss) from discontinued operations, net of tax	(162)	38		(256)	101
Gain on sale of discontinued operations, net of tax	67	—		282	—

Net income	$42	$189	(77.4)	$547	$867	(36.9)

Income from continuing operations per common share
Basic	$0.18	$0.19	(5.3)	$0.68	$0.97	(29.9)

Diluted	$0.18	$0.19	(5.3)	$0.68	$0.96	(29.2)

Net income per common share
Basic	$0.06	$0.24	(75.0)	$0.71	$1.10	(35.5)

Diluted	$0.06	$0.24	(75.0)	$0.71	$1.09	(34.9)

Average shares outstanding
Basic	761	791		768	790

Diluted	765	797		770	796

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(In millions)	Third Quarter Ended
	Sales			Income from Continuing Operations Before Income Taxes
	April 1, 2006	April 2, 2005	Percent Change	April 1, 2006	April 2, 2005	Percent Change
North American Retail Meats	$607	$575	5.6%	$46	$68	(31.9)%
North American Retail Bakery	449	427	5.0	(3)	(16)	81.2
Foodservice	522	516	1.0	28	43	(33.1)
International Beverage	569	582	(2.3)	127	108	17.3
International Bakery	175	197	(11.2)	13	19	(30.5)
Household & Body Care	443	484	(8.5)	40	88	(54.8)
Branded Apparel	1,035	1,072	(3.3)	110	86	28.4

Total sales and operating segment income	3,800	3,853	(1.4)	361	396	(8.7)
Intersegment sales	(11)	(9)	(23.2)	—	—	—
Amortization of identifiable intangibles	—	—	—	(18)	(17)	(6.3)
General corporate expenses	—	—	—	(89)	(81)	(9.4)
Contingent sale proceeds	—	—	—	—	—	—

Total net sales and operating income	3,789	3,844	(1.4)	254	298	(14.4)
Net interest expense	—	—	—	(57)	(50)	(13.6)

Net sales and income from continuing operations before income taxes	$3,789	$3,844	(1.4)%	$197	$248	(20.1)%

	Nine Months Ended
	Sales			Income from Continuing Operations Before Income Taxes
	April 1, 2006	April 2, 2005	Percent Change	April 1, 2006	April 2, 2005	Percent Change
North American Retail Meats	$1,894	$1,821	4.0%	$113	$141	(19.8)%
North American Retail Bakery	1,372	1,347	1.8	(23)	(18)	(31.6)
Foodservice	1,651	1,617	2.1	100	147	(32.0)
International Beverage	1,706	1,701	0.3	253	318	(20.6)
International Bakery	557	584	(4.6)	46	59	(23.2)
Household & Body Care	1,340	1,437	(6.7)	155	238	(34.7)
Branded Apparel	3,355	3,530	(5.0)	403	386	4.6

Total sales and operating segment income	11,875	12,037	(1.4)	1,047	1,271	(17.7)
Intersegment sales	(31)	(34)	10.0	—	—	—
Amortization of identifiable intangibles	—	—	—	(51)	(55)	8.1
General corporate expenses	—	—	—	(239)	(216)	(10.6)
Contingent sale proceeds	—	—	—	114	117	(2.3)

Total net sales and operating income	11,844	12,003	(1.3)	871	1,117	(22.0)
Net interest expense	—	—	—	(168)	(138)	(21.5)

Net sales and income from continuing operations before income taxes	$11,844	$12,003	(1.3)%	$703	$979	(28.2)%

Consolidated Balance Sheets	Sara Lee Corporation (NYSE)

(In millions)
	April 1, 2006	July 2, 2005
ASSETS
Cash and equivalents	$1,972	$533
Trade accounts receivable, less allowances	1,609	1,662
Inventories	2,187	2,151
Other current assets	308	298
Assets of discontinued operations held for sale	461	1,172

Total current assets	6,537	5,816
Other non-current assets	170	117
Deferred tax asset	431	347
Property, net	2,813	2,836
Trademarks and other identifiable intangibles, net	1,336	1,395
Goodwill	3,067	3,018
Assets of discontinued operations held for sale	390	938

	$14,744	$14,467

LIABILITIES AND EQUITY
Notes payable	$1,595	$239
Accounts payable	1,107	1,115
Accrued liabilities	2,475	2,367
Current maturities of long-term debt	560	380
Liabilities of discontinued operations held for sale	413	916

Total current liabilities	6,150	5,017
Long-term debt	3,765	4,112
Pension obligation	858	858
Other liabilities	1,341	1,318
Liabilities of discontinued operations held for sale	56	163
Minority interests in subsidiaries	71	61
Common stockholders’ equity	2,503	2,938

	$14,744	$14,467

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

	13 Weeks Ended April 1, 2006				13 Weeks Ended April 2, 2005
(In millions except per share data)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)
Income from continuing operations	$197	$(60)	$137	$0.18	$248	$(97)	$151	$0.19

Net income			$42	$0.06			$189	$0.24

Significant items affecting comparability of income from continuing operations and net income:
(Charges for) income from Exit Activities and Business Dispositions:
(Charges for) income from exit activities	$(38)	$11	$(27)	$(0.03)	$(11)	$4	$(7)	$(0.01)
Income from (charges for) business disposition activities	49	(17)	32	0.04	27	(9)	18	0.02

Subtotal	11	(6)	5	0.01	16	(5)	11	0.01

Charges to cost of sales and SG&A expenses:
Transformation charges in cost of sales and SG&A	(44)	17	(27)	(0.04)	—	—	—	—
Accelerated depreciation and amortization	(8)	2	(6)	(0.01)	(4)	1	(3)	—
Bakery curtailment gain	—	—	—	—	2	(1)	1	—

Impact of significant items on income from continuing operations before income taxes	(41)	13	(28)	(0.04)	14	(5)	9	0.01

Significant tax matters affecting comparability:
Dutch tax rate change	—	—	—	—	—	—	—	—

Impact of significant items on income from continuing operations	(41)	13	(28)	(0.04)	14	(5)	9	0.01

Significant items impacting discontinued operations:
European Branded Apparel impairment	—	(2)	(2)	—	—	—	—	—
U.K. Branded Apparel impairment	(33)	—	(33)	(0.04)	—	—	—	—
European Meats impairment	(125)	—	(125)	(0.16)	—	—	—	—
U.S. Meat Snacks impairment	(12)	5	(7)	(0.01)	—	—	—	—
Charges for exit activities and transformation expenses	—	—	—	—	—	—	—	—
Tax benefit from European Meats	—	6	6	0.01	—	—	—	—
Net gain on the sale of Direct Selling and European Branded Apparel operations	24	43	67	0.09	—	—	—	—

Impact of significant items on net income	$(187)	$65	$(122)	$(0.16)	$14	$(5)	$9	$0.01

Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

	39 Weeks Ended April 1, 2006				39 Weeks Ended April 2, 2005
(In millions except per share data)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)
Income from continuing operations	$703	$(182)	$521	$0.68	$979	$(213)	$766	$0.96

Net income			$547	$0.71			$867	$1.09

Significant items affecting comparability of income from continuing operations and net income:
(Charges for) income from Exit Activities and Business Dispositions:
(Charges for) income from exit activities	$(109)	$35	$(74)	$(0.10)	$(7)	$2	$(5)	$(0.01)
Income from (charges for) business disposition activities	66	(23)	43	0.06	39	(12)	27	0.04

Subtotal	(43)	12	(31)	(0.04)	32	(10)	22	0.03

Income (charges) in cost of sales and SG&A expenses
Transformation charges in cost of sales and SG&A	(111)	39	(72)	(0.09)	—	—	—	—
Hurricane losses	(5)	2	(3)	—	—	—	—	—
Accelerated depreciation and amortization	(29)	10	(19)	(0.02)	(29)	7	(22)	(0.03)
Change in vacation policy	14	(5)	9	0.01	—	—	—	—
Bakery curtailment gain	—	—	—	—	28	(10)	18	0.02

Impact of significant items on income from continuing operations before income taxes	(174)	58	(116)	(0.15)	31	(13)	18	0.02

Significant tax matters affecting comparability:
Dutch tax rate change	—	—	—	—	—	24	24	0.03

Impact of significant items on income from continuing operations:	(174)	58	(116)	(0.15)	31	11	42	0.05

Significant items impacting discontinued operations:
European Branded Apparel impairment	(179)	47	(132)	(0.17)	—	—	—	—
U.S. Retail Coffee impairment	(44)	5	(39)	(0.05)	—	—	—	—
U.K. Branded Apparel impairment	(34)	—	(34)	(0.04)	—	—	—	—
European Meats impairment	(125)	—	(125)	(0.16)	—	—	—	—
U.S. Meat Snacks impairment	(12)	5	(7)	(0.01)	—	—	—	—
Charges for exit activities and transformation expenses	(8)	3	(5)	(0.01)	—	—	—	—
Tax benefit from Direct Selling and European Meats	—	49	49	0.06	—	—	—	—
Gain on the sale of Direct Selling, U.S. Retail Coffee and European Branded Apparel operations	342	(60)	282	0.37	—	—	—	—

Impact of significant items on net income	$(234)	$107	$(127)	$(0.16)	$31	$11	$42	$0.05

Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Third Quarter		Dollar Change	Percent Change	Third Quarter YTD		Dollar Change	Percent Change
	2006	2005			2006	2005
North American Retail Meats

Net Sales	$607	$575	$32	5.6%	$1,894	$1,821	$73	4.0%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(3)	$3		$—	$(10)	$10
Dispositions	—	2	(2)		—	45	(45)

Total	$—	$(1)	$1		$—	$35	$(35)

Operating segment income	$46	$68	$(22)	(31.9)%	$113	$141	$(28)	(19.8)%

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(1)	$29	$(30)		$(11)	$34	$(45)
Transformation charges	(7)	—	(7)		(20)	—	(20)
Accelerated depreciation	(4)	—	(4)		(6)	—	(6)
Change in vacation policy	—	—	—		3	—	3
Dispositions	—	—	—		—	5	(5)

Total	$(12)	$29	$(41)		$(34)	$39	$(73)

North American Retail Bakery

Net Sales	$449	$427	$22	5.0%	$1,372	$1,347	$25	1.8%

Increase/(decrease) in net sales from:
Acquisition	$8	$—	$8		$8	$—	$8

Operating segment loss	$(3)	$(16)	$13	81.2%	$(23)	$(18)	$(5)	(31.6)%

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(2)	$—	$(2)		$(4)	$1	$(5)
Transformation charges	(1)	—	(1)		(11)	—	(11)
Accelerated depreciation	(1)	—	(1)		(6)	(4)	(2)
Change in vacation policy	—	—	—		3	—	3
Acquisition	1	—	1		1	—	1
Benefit plan curtailment gain	—	1	(1)		—	13	(13)

Total	$(3)	$1	$(4)		$(17)	$10	$(27)

Total Sara Lee Food & Beverage Business

Net Sales	$1,056	$1,002	$54	5.3%	$3,266	$3,168	$98	3.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(3)	$3		$—	$(10)	$10
Acquisition\Dispositions	8	2	6		8	45	(37)

Total	$8	$(1)	$9		$8	$35	$(27)

Operating segment income	$43	$52	$(9)	(17.2)%	$90	$123	$(33)	(27.2)%

Increase/(decrease) in operating segment income from:
Exit activities and business dispositions	$(3)	$29	$(32)		$(15)	$35	$(50)
Transformation charges	(8)	—	(8)		(31)	—	(31)
Accelerated depreciation	(5)	—	(5)		(12)	(4)	(8)
Change in vacation policy	—	—	—		6	—	6
Acquisitions\Dispositions	1	—	1		1	5	(4)
Benefit plan curtailment gain	—	1	(1)		—	13	(13)

Total	$(15)	$30	$(45)		$(51)	$49	$(100)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Third Quarter		Dollar Change	Percent Change	Third Quarter YTD		Dollar Change	Percent Change
	2006	2005			2006	2005
Sara Lee Foodservice

Net Sales	$522	$516	$6	1.0%	$1,651	$1,617	$34	2.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$(1)	$1
Dispositions	—	—	—		—	2	(2)

Total	$—	$—	$—		$—	$1	$(1)

Operating segment income	$28	$43	$(15)	(33.1)%	$100	$147	$(47)	(32.0)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$—	$—
Exit activities and business dispositions	(4)	—	(4)		(4)	—	(4)
Transformation charges	(1)	—	(1)		(5)	—	(5)
Accelerated depreciation	(1)	1	(2)		(3)	(6)	3
Benefit plan curtailment gain	—	1	(1)		—	15	(15)
Dispositions	—	—	—		—	1	(1)
Change in vacation policy	—	—	—		4	—	4
Hurricane losses	—	—	—		(5)	—	(5)

Total	$(6)	$2	$(8)		$(13)	$10	$(23)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Third Quarter		Dollar Change	Percent Change	Third Quarter YTD		Dollar Change	Percent Change
	2006	2005			2006	2005
International Beverage

Net Sales	$569	$582	$(13)	(2.3)%	$1,706	$1,701	$5	0.3%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$31	$(31)		$—	$46	$(46)
Dispositions	—	8	(8)		—	8	(8)

Total	$—	$39	$(39)		$—	$54	$(54)

Operating segment income	$127	$108	$19	17.3%	$253	$318	$(65)	(20.6)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$8	$(8)		$—	$15	$(15)
Exit activities and business dispositions	35	—	35		(10)	—	(10)
Accelerated depreciation	—	—	—		(3)	—	(3)
Transformation charges	(11)	—	(11)		(15)	—	(15)
Dispositions	—	2	(2)		—	2	(2)

Total	$24	$10	$14		$(28)	$17	$(45)

International Bakery

Net Sales	$175	$197	$(22)	(11.2)%	$557	$584	$(27)	(4.6)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$16	$(16)		$—	$29	$(29)

Operating segment income	$13	$19	$(6)	(30.5)%	$46	$59	$(13)	(23.2)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$3	$(3)
Exit activities and business dispositions	2	—	2		(3)	—	(3)
Transformation charges	—	—	—		(1)	—	(1)

Total	$2	$2	$—		$(4)	$3	$(7)

Household & Body Care

Net Sales	$443	$484	$(41)	(8.5)%	$1,340	$1,437	$(97)	(6.7)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$27	$(27)		$—	$54	$(54)
Dispositions	—	10	(10)		—	16	(16)

Total	$—	$37	$(37)		$—	$70	$(70)

Operating segment income	$40	$88	$(48)	(54.8)%	$155	$238	$(83)	(34.7)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$5	$(5)		$—	$9	$(9)
Exit activities and business dispositions	(9)	2	(11)		11	16	(5)
Accelerated depreciation	(1)	(4)	3		(10)	(10)	—
Transformation charges	(3)	—	(3)		(7)	—	(7)
Dispositions	—	3	(3)		—	5	(5)

Total	$(13)	$6	$(19)		$(6)	$20	$(26)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Third Quarter		Dollar Change	Percent Change	Third Quarter YTD		Dollar Change	Percent Change
	2006	2005			2006	2005
Total Sara Lee International Business

Net Sales	$1,187	$1,263	$(76)	(6.0)%	$3,603	$3,722	$(119)	(3.2)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$74	$(74)		$—	$129	$(129)
Dispositions	—	18	(18)		—	24	(24)

Total	$—	$92	$(92)		$—	$153	$(153)

Operating segment income	$180	$215	$(35)	(16.4)%	$454	$615	$(161)	(26.3)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$15	$(15)		$—	$27	$(27)
Exit activities and business dispositions	28	2	26		(2)	16	(18)
Accelerated depreciation	(1)	(4)	3		(13)	(10)	(3)
Transformation charges	(14)	—	(14)		(23)	—	(23)
Dispositions	—	5	(5)		—	7	(7)

Total	$13	$18	$(5)		$(38)	$40	$(78)

Branded Apparel

Net Sales	$1,035	$1,072	$(37)	(3.3)%	$3,355	$3,530	$(175)	(5.0)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$(6)	$6
Acquisitions/Dispositions	17	23	(6)		37	47	(10)

Total	$17	$23	$(6)		$37	$41	$(4)

Operating segment income	$110	$86	$24	28.4%	$403	$386	$17	4.6%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$—	$—
Exit activities and business dispositions	(2)	—	(2)		(2)	8	(10)
Transformation charges	(1)	—	(1)		(2)	—	(2)
Acquisitions/Dispositions	—	—	—		1	—	1

Total	$(3)	$—	$(3)		$(3)	$8	$(11)

Third Quarter Fiscal 2006 Unit Volume Overview

Unit volume changes versus Fiscal 2005

	Third Quarter Fiscal 2006	Nine Months Fiscal 2006
Sara Lee Corporation	0%	(2)%

Sara Lee Food & Beverage	3%	2%

North American Retail Meats	6%	6%
North American Retail Bakery (incl. Senseo)	0%	(1)%

Sara Lee Foodservice	(3)%	0%

Sara Lee International	(1)%	(5)%

International Beverage (roast and ground coffee)	0%	(5)%
International Bakery	(4)%	(2)%
Global Household & Body Care (four core categories)	1%	(2)%

Branded Apparel*	(1)%	(3)%

*	Excludes unit volume impacts from the European branded apparel businesses, which have been reported as discontinued operations.